Exhibit 10(j)

EFH

SALARY DEFERRAL PROGRAM

As amended, effective January 1, 2007

i

EFH SALARY DEFERRAL PROGRAM

(Amended effective January 1, 2007)

Section 1. Purpose

1.1 Purpose. The EFH Salary Deferral Program (the “Plan”) was established, effective April 1, 1991. It has been amended numerous times. Most recently it was amended February 16, 2006 and November 29, 2006 (to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and to make conforming changes), and is hereby further amended on December 4, 2007 to make additional conforming changes consistent with the requirements of 409A and Plan procedures, to be effective as of January 1, 2007, except as otherwise provided herein. The primary purpose of the Plan is to provide a mechanism for certain key employees of Participating Employers to defer a portion of their Salary and Bonus, to motivate key employees, and to recognize the contributions of such employees to the Company as the Plan sponsor. The Plan is designed as an unfunded arrangement maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as determined under the provisions of Section 201(2) of the Employee Retirement Income Security Act of 1974.

Section 2. Definitions

2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

(a) “Account” means the individual account maintained by the Company for each Participant for recording deferrals of Salary, Bonus and DICP Amounts made by each Participant in the Plan, Matching Awards made on behalf of each Participant in the Plan, and earnings on such Deferrals and Matching Awards.

(b) “Adjustment Date” means the last day of each calendar quarter and such other dates as the Committee in its discretion may prescribe.

(c) “Beneficiary” means the person or persons named by the Participant as the recipient(s) of any distribution remaining to be paid to the Participant under the Plan upon the Participant’s death.

(d) “Board of Directors” means the Board of Directors of the Company.

(e) “Bonus” means the cash portion of any future bonus or incentive award paid by a Participating Employer to a Participant with respect to services to be performed by a Participant during a Plan Year under an incentive plan adopted by such Participating Employer.

(f) “Business Unit” means a subsidiary, division or operating unit of the Company designated by the Chief Executive of the Company which will focus on its own unique products, services and markets.

(g) “Change in Control” means the occurrence of any one or more of the following events:

(i) individuals who, on May 20, 2005, constitute the Board of Directors (the “Board”) of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to May 20, 2005 whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any entity a majority of the voting securities or other voting interests of which are owned, directly or indirectly, by the Company (“Subsidiary”), (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) below), (E) with respect to any Eligible Executive, pursuant to any acquisition by such Eligible Executive or any group of persons including such Eligible Executive (or any entity controlled by such Eligible Executive or controlled by any group of persons including such Eligible Executive); or (F) a transaction (other than one described in paragraph (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (ii);

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders other than approval required solely by Article XI of the Company’s articles of incorporation, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation or other entity resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation or other entity that, directly or indirectly, has beneficial ownership of at least 95% of the voting securities eligible to elect directors (or persons performing similar functions) of the Surviving Corporation (the

“Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by voting securities into which such Company Voting Securities were converted or for which such Company Voting Securities were exchanged pursuant to such Business Combination), and such voting power of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) among the holders thereof is held in substantially the same proportion as the voting power of such Company Voting Securities held by the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, as the case may be, or any Subsidiary thereof), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors (or persons performing similar functions) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors (or similar governing body) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or, if any director was elected after such time but prior to the consummation of such Business Combination, such director was elected to fill a vacancy on the Board created in the ordinary course and qualifies as an Incumbent Director (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) the consummation of a complete liquidation or dissolution of the Company required to be approved by the Company’s shareholders or a sale of all or substantially all of the assets of the Company and its Subsidiaries, considered as a whole.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the Salary Deferral Program Administrative Committee whose members are appointed from time to time by the Board of Directors or the Chief Executive of the Company.

(j) “Company” means Energy Future Holdings Corp., its successors and assigns.

(k) “Deferral” means the deferral of Salary, Bonus and/or DICP Amounts under this Plan as provided for in Section 4 hereof.

(l) “Deferral Period” means the period of deferral, beginning with the first day of the applicable Plan Year, which shall be seven years for the Seven Year Option and which shall be the period ending with Retirement for the Retirement Option (or six months thereafter with respect to specified employees as provided under Section 8.3). Notwithstanding the foregoing, the Deferral Period shall end on the date of death, Disability, or Separation from Service (or six months thereafter with respect to specified employees as provided under Section 8.3) and, to the extent that amounts otherwise eligible for distribution under this Plan combined with the Participant’s other remuneration exceeds the Applicable Employee Remuneration for such year, the Deferral Period for such excess amount shall end with Retirement or such earlier date as of which such amounts, or any part thereof, combined with other remuneration does not exceed the Applicable Employee Remuneration. For purposes of this definition, “Applicable Employee Remuneration” means applicable employee remuneration as that term is defined in Section 162(m), or any successor provision, of the Code. Transition Provision: Notwithstanding any other provisions contained herein, the Deferral Period for amounts subject to an Election made for periods prior to April 1, 1998, shall be the Deferral Period applicable at the time of the Election.

(m) “DICP” means the EFH Deferred and Incentive Compensation Plan, as it may be amended from time to time.

(n) “DICP Amounts” means amounts deferred to this Plan prior to January 1, 2006, which would have been distributed under the DICP if not for the deferral of such amounts hereunder.

(o) “Disability” means a medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, as a result of which the Participant is entitled to receive, and has been receiving for a period of not less than three months, income replacement benefits under one or more plans of the Company.

(p) “Early Retirement” means Retirement at age fifty-five or later but prior to Normal Retirement.

(q) “Eligible Employee” means, for Plan Years beginning on or before April 1, 2001, an employee of a Participating Employer whose Salary as of January 1, 1991, is $80,000 or more such threshold amount to be indexed as of January 1 of each subsequent year is consistent with the Consumer Price Index for such year. For Plan years beginning on or after January 1, 2002, “Eligible Employee” shall mean an employee of a Participating Employer whose Salary, as of October 1 of the previous year, meets or exceeds a threshold Salary level (which shall not be less than $100,000) and/or other criteria established by the Plan Administrator for each Plan Year based on such factors as the Plan Administrator deems appropriate.

(r) “Matching Award” means contributions made by the Participating Employers pursuant to Section 5.1 herein.

(s) “Normal Retirement” means Retirement at age sixty-two or later.

(t) “Participant” means an Eligible Employee who elects to participate in the Plan and whose Account(s) has not been completely distributed.

(u) “Participating Employer” means the Company and each of its subsidiaries, affiliates or Business Units which are approved by the Committee for participation in this Plan. The Participating Employers, as of the date of the restatement of this Plan, are listed on Exhibit “A” attached hereto. Participation in the Plan by additional Participating Employers will commence as of the beginning of the Plan Year following Committee approval of such participation.

(v) “Plan Administrator” means the person(s) or entities appointed by the Committee to assist in carrying out the operation of the Plan.

(w) “Plan Year” means the twelve-month period beginning January 1 and ending December 31.

(x) “Rate” means the earnings rate to be applied to certain Deferrals and Matching Awards under Section 6.2 and pursuant to Section 9.1 hereof for the Deferral Period which shall be the greater of: (i) the actual earnings rate, as determined by the Trustee, for assets held in Trust under the Seven-Year Option and invested in accordance with the provisions of Section 6.2; and (ii) the Alternative Rate. The term “Alternative Rate” shall mean the average earnings rate, as determined by the Trustee, of interest rates payable on Treasury Notes of the United States Government with a maturity period of ten years. Income credited under the Alternative Rate shall be determined by multiplying the Alternative Rate for the Plan Year within the Deferral Period times the average balance in the Account for such Plan Year, including income earned for prior periods. Income on all Accounts under the Plan shall be deemed to have been earned on a consistent basis.

(y) “Retirement” means termination of employment from a Participating Employer upon attaining age 65, or as early as attaining age 55 with at least 15 years of Accredited Service (as defined under the EFH Retirement Plan, or a successor plan).

(z) “Retirement Option” means the option to defer receipt of certain amounts of Salary, Bonus and/or DICP Amounts until Retirement.

(aa) “Salary” means the annualized rate of normal base pay earnings, prior to any deferrals, of an Employee exclusive of overtime, bonuses or any fringe benefits.

(bb) “Separation from Service” means termination of employment under circumstances that would qualify as a “separation from service” for purposes of Code Section 409A and the regulations issued thereunder.

(cc) “Seven Year Option” means the option to defer receipt of certain amounts of Salary, Bonus and/or DICP Amounts for seven years.

(dd) “Trust” means the trust established by the Company to assist it in meeting its obligations under the Plan.

(ee) “Trustee” means the trustee appointed by the Committee to hold assets of the Plan.

(ff) “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code section 152(a)) of a Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant.

(gg) “Vesting Period” means the period beginning with the date of the beginning of the Plan Year of deferral and ending with the end of the seventh Plan Year.

Section 3. Deferral Eligibility and Participation

3.1 Eligibility. An Eligible Employee shall be eligible to participate in the Plan as of the date that he satisfies the eligibility requirements set forth herein. All Eligible Employees will be given the opportunity, annually during an election period prior to the beginning of a Plan Year, to participate in the Plan during such Plan Year. Additionally, an Eligible Employee may elect, irrevocably, by written notice to the Plan Administrator on an election form, at the time(s), and in the manner prescribed by the Plan Administrator, to make DICP Deferrals under the Retirement Option, the Seven Year Option, or a combination thereof, in one percent (1%) increments up to a maximum of one hundred percent (100%) of DICP Amounts; provided that such DICP Deferral election is made at least twelve months prior to the date that such amounts would otherwise mature under the DICP, and provided further that this sentence shall apply only to amounts that would otherwise mature under the DICP prior to January 1, 2006. Individuals who first become Eligible Employees during the Plan Year shall be notified of their eligibility and shall be given the opportunity, during the thirty (30) day period following such notification, to participate in the Plan for the remainder of such Plan Year. Elections with regard to participation during a Plan Year shall be irrevocable.

3.2 Participation. All Eligible Employees may elect to participate in this Plan, and defer Salary and Bonus and/or DICP Amounts in the manner prescribed in Section 4.1 below.

Section 4. Election to Defer

4.1 Deferral Election. An Eligible Employee may elect, irrevocably, by written notice to the Plan Administrator on an election form at the time(s), and in the manner prescribed by the Plan Administrator, to make Deferrals during the Plan Year of a percentage of Salary and/or Bonus, under the Retirement Option, the Seven Year Option, or a combination thereof, in one percent (1%) increments, up to a maximum of fifty percent (50%) of Salary and one hundred percent (100%) of Bonus. Such election shall be made by an individual who first becomes eligible, during the period specified in Section 3.1, and by all other Participants during the election period prescribed by the Plan Administrator, which shall be, prior to the first day of the Plan Year to which such election relates.

4.2 Salary Deferrals. Salary deferred under the Plan will be ratably deducted in each pay period during the Plan Year.

4.3 Bonus Deferrals. Bonus deferred under the Plan will be deferred at the time that the Bonus would otherwise have been paid.

4.4 Deferrals of DICP Amounts. Amounts which would otherwise mature under the DICP but are deferred hereunder prior to January 1, 2006, will be deferred immediately prior to the time that such amounts would otherwise mature under the terms of the DICP.

Section 5. Matching Awards, Vesting, and Forfeitures

5.1 Matching Awards. Each Participating Employer shall contribute to the Account of each Participant employed by such Participating Employer, as a Matching Award, an amount equal to one hundred percent (100%) of the Participant’s Salary Deferral up to a maximum Salary Deferral of eight percent (8%). Such contribution shall be credited at the time of the crediting of the Salary Deferral amount to be matched.

5.2 Vesting. Subject to the forfeiture provisions of Section 5.3, a Participant shall at all times be one hundred percent (100%) vested in the Participant’s Salary Deferrals, Bonus Deferrals, DICP Amounts and all earnings thereon. A Participant shall be one hundred percent (100%) vested in the Participant’s Matching Awards, and on income earned on such Matching Awards at the end of the Vesting Period. Notwithstanding any other provision of this Plan, a Participant’s Account shall become one hundred percent (100%) vested upon the Participant’s Normal Retirement, death, or Disability regardless of the applicable Vesting Period.

5.3 Forfeitures. The following amounts shall be forfeited from a Participant’s Account as of the date upon which the forfeiture is created:

(a) Seven Year Option Forfeitures.

(i) Early Retirement. An amount equal to four percent (4%) of the portion of the Participant’s Account balance relating to Matching Awards and earnings thereon, and Salary Deferrals subject to Matching Awards and earnings thereon, for each full year Retirement occurs prior to Normal Retirement shall be forfeited.

(ii) Termination for other than Death, Disability or Retirement. If termination of service with the Company occurs for reasons other than death, Disability, or Retirement, Matching Awards and all earnings thereon shall be forfeited.

(b) Retirement Option Forfeitures.

(i) Early Retirement. An amount equal to four percent (4%) of the Participant’s Account balance relating to non-vested Matching Awards and earnings thereon, and Salary Deferrals subject to Matching Awards and earnings thereon, for each full year Retirement occurs prior to Normal Retirement shall be forfeited.

(ii) Termination for other than Death, Disability or Retirement. If termination of service with the Company occurs for reasons other than death, Disability, or Retirement, Matching Awards and all earnings thereon for Plan Years which are nonvested, shall be forfeited.

Section 6. Investments and Earnings

6.1 Investments and Earnings For Deferrals and Matching Awards After April 1, 1998. With respect to Salary and Bonus Deferrals and Matching Awards made from and after April 1, 1998, and DICP Amounts previously deferred hereunder, the amount credited to a Participant’s Account shall be adjusted as of each Adjustment Date to reflect such gain, loss and/or expenses incurred based on the experience of the investments selected by the Participant prior to the date prescribed by the Committee for the investment of his or her Account and taking into account additional Deferrals credited to and distributions made from such Account since the last Adjustment Date. The Committee shall have sole and absolute discretion with respect to the number and type of investment choices made available for selection by Participants, the timing and manner of Participant investment elections and the method by which adjustments are made. The designation of investment choices by the Committee shall be for the sole purpose of adjusting Accounts pursuant to this Section and this provision shall not obligate the Participating Employers to invest or set aside any assets for the payment of benefits hereunder; provided, however, that a Participating Employer may invest a portion of its general assets in investments, including investments which are the same as or similar to the investment choices designated by the Committee and selected by Participants, but any such investments shall remain part of the general assets of such Participating Employer and shall not be deemed or construed to grant a property interest of any kind to any Participant, designated beneficiary or estate. The Committee shall notify the Participants of the investment choices available and the procedures for making and changing investment elections.

6.2 Investments and Earnings For Deferrals and Matching Awards Made Prior to April 1, 1998. The Trustee shall continue to invest Salary Deferrals and Matching Awards made prior to April 1, 1998 under the Seven Year Option, together with all earnings on such Salary Deferrals and Matching Awards, in a fixed income fund of investment grade securities under investment guidelines established by the Committee. The Trustee shall continue to invest all other contributions to Participants’ Accounts made prior to April 1, 1998 in a manner consistent with investment guidelines established by the Committee. At the time of distribution of the portion of Accounts attributable to Salary Deferrals and Matching Awards made prior to April 1, 1998, Participants will receive their Account balances relating to such pre-April 1, 1998 Salary Deferrals and Matching Awards, including income determined by applying the Rate.

Section 7. Participant Accounts

7.1 Separate Accounts. The Plan Administrator shall establish and maintain separate individual Accounts for each Participant for deferrals of Salary, Bonus and DICP Amounts, Matching Awards and earnings thereon for each Plan Year.

7.2 Unsecured Interest. No Participant or Beneficiary shall have any security interest whatsoever in any assets of the Company or any Participating Employer. To the extent that any person acquires a right to receive payments under the Plan, such right shall not be secured or represented by any assets of the Company or any Participating Employer.

Section 8. Distribution of Accounts

8.1 Value of Participant’s Accounts.

(a) Deferrals and Matching Awards Made On or After April 1, 1998. The value of the portion of a Participant’s Account relating to Salary and Bonus Deferrals and Matching Awards made on or after April 1, 1998, and deferrals of DICP Amounts, shall be determined based upon the amount credited to such Account as of the most recent Adjustment Date plus any Deferrals and Matching Awards credited to such Account since such Adjustment Date.

(b) Deferrals and Matching Awards Made Prior to April 1, 1998. The value of the portion of a Participant’s Account relating to Salary Deferrals and Matching Awards made prior to April 1, 1998 shall be determined as of the last day of the applicable Deferral Period.

(c) Reduction of Accounts Upon Distributions and Forfeitures. The amount of each distribution made with respect to an Account and any forfeiture amounts applied pursuant to Section 5.3 shall be deducted from the balance credited to such Account at the time of distribution or forfeiture.

8.2 Form and Timing of Distribution. The value of the Participant’s Accounts at distribution shall be paid in cash, as follows:

(a) Seven-Year Option - in a lump-sum distribution as soon as practicable after the end of the Deferral Period, but in no event later than sixty days following such date. The portion of the Participant’s Account subject to distribution hereunder shall be valued as of the end of the Deferral Period and shall not earn interest or be otherwise adjusted for earnings for the period from the end of the Deferral Period to the date of distribution.

(b) Retirement Option -

(i) Form of Payment upon Retirement - The aggregate amounts deferred under the Retirement Option, together with any matching contribution or earnings attributable thereto, shall be distributed in a single annual installment, or in annual installments over the period certain elected by the Participant as provided in Section 8.2(b)(iii) from two to ten years, or fifteen years, or twenty years, commencing in the year after, but in no event later than twelve months following the date of Retirement, subject, however, to the delay provided for in Section 8.3. During the distribution period, undistributed amounts in the Retirement Option shall continue to be adjusted for earnings pursuant to Section 8.2(b)(iv). In the event of the death of a Participant or Beneficiary during the distribution period, the remainder of the Account shall be distributed to the Participant’s Beneficiary, or if no Beneficiary has been designated, to the estate of the Participant or Beneficiary in a lump-sum distribution as soon as practicable after the Participant’s date of death.

(ii) If Participant Terminates - If the Participant terminates employment prior to Retirement, then the portion of his Account subject to the Retirement Option shall be paid in a lump-sum distribution as soon as practicable after the end of the Deferral Period, but in no event later than sixty days following such date. The portion of the Participant’s Account subject to distribution hereunder shall be valued as of the end of the Deferral Period and shall not earn interest or be otherwise adjusted for earnings for the period from the end of the Deferral Period to the date of distribution.

(iii) Election of Payment Term - Each Participant shall elect the period over which amounts in such Participant’s Account subject to the Retirement Option shall be paid. Except as provided for in Section 8.2(b)(iv) below, such election shall be made on or before the date the Participant first commences participation in the Plan. Such election shall apply to the entire portion (if any) of the Participant’s Account that is subject to the Retirement Option, regardless of when such amounts were deferred or otherwise credited to the Participant’s Account, and shall be irrevocable.

(iv) Special Distribution Elections - Notwithstanding the provisions of paragraph (iii) above, Participants shall be entitled to make a distribution election (or elections) at such time or times as determined by the Plan Administrator consistent with Code Section 409A and the rules and regulations issued thereunder with respect to all accounts deferred under the Plan before and after such election(s), and such election(s) shall, to the extent determined by the Plan Administrator consistent with Code Section 409A and the rules and regulations issued thereunder, supersede any other elections previously made by the Participant.

(v) Earnings During Distribution Period - With respect to the portion of the Participant’s Account relating to Salary, Matching Awards and Bonus Deferrals made on or after April 1, 1998 and DICP Amounts, the Participant may, within 60 days of Retirement, in accordance with administrative procedures established by the Plan Administrator, elect to have all or a portion of his or her Account allocated, in increments of 1%, to a Fixed Annuity Fund (“Fixed Annuity”), which shall be credited a fixed rate of interest throughout the Retirement distribution period. This rate will equal the Fixed Account rate in effect at the time of Retirement. Any amounts not allocated to a Fixed Annuity by the end of such 60-day period shall earn a variable annuity rate of return taking into account the earnings and losses credited to the Participant’s Account as a result of the investment return tracking elections made by the Participant during the annuity period (“Variable Annuity”). Except as otherwise provided in

Section 9.2, with respect to the portion of the Participant’s Account relating to Salary Deferrals and Matching Awards made prior to April 1, 1998, such installments shall be made in a fixed amount which shall amortize the value of such portion of the Participant’s Account over the period elected by the Participant in Section 8.2(b) (iii), using the Rate as a projected earnings rate of return.

(c) DICP Amounts. DICP Amounts that are deferred to the Plan prior to January 1, 2006 shall not be payable earlier than the later of (i) the date such amounts would otherwise become payable hereunder, or (ii) the date that is five (5) years after the date that such amounts were deferred to this Plan under Section 4.4.

8.3 Delay of Certain Benefit Payments.

(a) With respect to any Participant who is a “specified employee” (within the meaning of Code section 409A and the regulations issued thereunder), the distribution of any benefits shall not commence earlier than the date that is six (6) months following the date of such Participant’s Separation from Service. In the event that any benefit payable in installments is delayed by application of this Section 8.3(a), the period of payment shall not be extended, the first payment shall include all amounts that would have otherwise been paid in the absence of such delay, and subsequent payments shall be made at such times and in such amounts as would have otherwise been paid in the absence of such delay.

(b) The provisions of Section 8.3(a) shall not apply (i) with respect to any distribution made on account of the death or Disability of the Participant, or (ii) if, at the time of such Participant’s Separation from Service, no stock of either the Company or the Participant’s employer is publicly traded on an established securities market or otherwise.

8.4 Election to Delay Commencement of Retirement Option Payments.

Any Participant may make a one-time election to delay the commencement of payment of that portion of his Account that is subject to the Retirement Option payment provisions of Section 8.2(b), subject to the following:

(a) Such election shall be made no later than twelve (12) months prior to the date on which such payments would have otherwise commenced (without regard to the application of Section 8.3), and

(b) Such election must specify a payment date that will cause the commencement of the payment of such amounts to be delayed for at least five (5) years beyond the date such payments would have otherwise commenced in the absence of the election under this Section 8.4.

(c) A Participant may make only one election under this Section 8.4 during the period of his participation in the Plan and such election will be ineffective until the expiration of twelve (12) months after the date it is made.

(d) An election under this Section 8.4 shall not be effective with respect to any amount subject to the Retirement Option that is payable as a lump sum under Section 8.2(b)(ii).

8.5 Distribution in the Event of an Unforeseeable Emergency. If a Participant encounters an Unforeseeable Emergency, the Plan Administrator in its absolute discretion may direct the Company to pay to such Participant such portion of the Account, including the entire amount if appropriate, as the Committee shall determine to be necessary to satisfy the need presented by such Unforeseeable Emergency, plus amounts necessary to pay all taxes and penalties reasonably anticipated as a result of the distribution. A distribution on account of an Unforeseeable Emergency may not be made to the extent such emergency may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship).

8.6 Special Payment Election(s). Effective as of December 4, 2007, and notwithstanding any other provision of the Plan to the contrary, Participants who are eligible to participate in the 2007 Stock Incentive Plan for Employees of Energy Future Holdings Corp. and its Affiliates will have the opportunity to make, a special election or elections regarding the form and/or timing of the payment of amounts previously deferred under the Plan, consistent with the transition relief contained in Section 3.02 of Internal Revenue Service Notice 2007-86. Such elections under Section 8.6 shall be effected pursuant to election forms, shall be within specified election periods, and shall be subject to other requirements as may be approved by the Plan Administrator. Additionally, such elections may specify the funds to which the elections may apply (including amounts subject to the Seven-Year Option, the Retirement Option, or both), and the method by which any distribution effected thereby shall be charged against the Participant’s Account under the Plan all as determined or permitted by the Plan Administrator in its sole discretion. This Section 8.6 shall be implemented and applied within the sole discretion of the Plan Administrator, and in no event shall any Participant have any right to demand a special payment election hereunder.

Section 9. Certain Elections for Pre-April 1, 1998 Participants

9.1 Election to Continue Under Prior Plan Provisions. Notwithstanding anything herein to the contrary, Eligible Employees who, as of March 31, 1998, were Participants in this Plan were given the opportunity, pursuant to a one-time, irrevocable written election, to have certain Plan provisions relating to permitted Deferrals, Matching Awards and investments which were in effect immediately prior to the effective date of the restatement of this Plan, as described in Exhibit “B” attached hereto and incorporated herein by reference (the “Prior Plan Provisions”), apply with respect to their future Plan participation.

9.2 Election for Investment of Pre-April 1, 1998 Deferrals and Matching Awards. Notwithstanding anything herein to the contrary, Eligible Employees who, as of March 31, 1998, were Participants in this Plan and who do not make the election provided for in Section 9.1 to have the Prior Plan Provisions apply to their future Plan participation, were given the opportunity, pursuant to a one-time, irrevocable written election, to have the investment provisions set forth in Section 6.1 and the valuation provisions set forth in Section 8.1(a) apply to the entirety of their Account, including Salary Deferrals and Matching Awards made prior to April 1, 1998. The Account of each Participant who made such an election was valued as of March 31, 1998 using the actual rate of return of such Account assets in accordance with the investment provisions of Section 6.2. From and after April 1, 1998, the provisions of Sections 6.2 and 8.1(b) no longer applied to any portion of their Account. Furthermore, such Participant’s election under Section 8.2(b)(iv) shall be applied as if all amounts in Participant’s Account, subject to the Retirement Option, were deferred on or after April 1, 1998.

Section 10. Nontransferability

10.1 Nontransferability. In no event shall the Company or any Participating Employer make any distribution or payment under this Plan to any assignee or creditor of a Participant or a Beneficiary. Prior to the time of a distribution or payment hereunder, a Participant or a Beneficiary shall have no right by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan.

Section 11. Designation of Beneficiaries

11.1 Specified Beneficiary. A Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death are to receive the amounts that otherwise would have been paid to the Participant. All Beneficiary designations shall be in writing and signed by the Participant, and shall be effective only if and when delivered to the Plan Administrator during the lifetime of the Participant. A Participant may, from time to time during his lifetime, change his Beneficiary or Beneficiaries by a signed, written instrument delivered to the Plan Administrator. The payment of amounts shall be in accordance with the last unrevoked written designation of the Beneficiary that has been signed and so delivered.

11.2 Estate as Beneficiary. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distributions whether payable before or after the Beneficiary’s death, and any distributions remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate. In the event a Participant shall not designate a Beneficiary or Beneficiaries, or if, for any reason, such designation shall be ineffective, in whole or in part, as determined solely in the discretion of the Plan Administrator, the distribution that otherwise would have been paid to such Participant shall be paid to the Participant’s estate.

Section 12. Rights of Participants

12.1 Employment. Nothing in the Plan shall alter or interfere in any way with the employment relationship between Participants and Participating Employers, nor limit in any way the right of the Company or any Participating Employer to terminate any Participant’s employment at any time. This Plan shall not confer upon any Participant any right to continue in the employ of the Company or any Participating Employer.

Section 13. Administration

13.1 Administration. The Committee shall be responsible for the administration of the Plan. The Committee is authorized, in its sole discretion, to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Committee, interpretation or other action made or taken pursuant to the provisions of the Plan, shall be final and shall be binding and conclusive for all purposes and upon all persons whomsoever. The Committee shall appoint a Plan Administrator to assist in carrying out the operations of the Plan and a Trustee of the Trust to accompany the Plan.

13.2 Annual Reports. The Plan Administrator shall render annually a written report to each Participant which shall set forth, at a minimum, the Participant’s Account balances as of the end of the most recent Plan Year.

Section 14. Amendment or Termination of the Plan

14.1 Amendment or Termination of the Plan. The Board of Directors may amend, terminate, or suspend the Plan at any time. Any such amendment, termination, or suspension of the Plan shall be effective on such date as the Board of Directors may determine. An amendment or modification of the Plan may affect Participants at the time thereof as well as future Participants, but no amendment or modification of the Plan for any reason may diminish any Participant’s Accounts as of the effective date thereof. As soon as practical, but in no event more than fifteen (15) days following Plan termination, the Participating Employers shall make irrevocable contributions to the Trust in an aggregate amount, as determined by the Committee, which when added to the total value of the assets of the Trust at such time equals the total amount credited to all Accounts as of the date of Plan termination. In the event the Plan is terminated, no additional deferrals shall be permitted, and Participants’ Accounts shall be distributed at the time and in the manner that they would otherwise have been distributed under the Plan in the absence of such termination. In no event shall such termination result in the acceleration of benefit payments hereunder.

Section 15. Corporate Changes

15.1 Dissolution or Liquidation. Notwithstanding any provision herein to the contrary, upon the dissolution of the Company in a transaction subject to taxation under Code section 331, the Participants’ Accounts shall vest as of the day preceding the date of dissolution or liquidation and shall not be subject to the forfeiture provisions of this Plan. The Company shall cause the full amount of each Participant’s Account to be paid in cash in a lump sum to the Participant, or his Beneficiary, as soon as is practicable, but in no event later than sixty days following the date of dissolution or liquidation.

15.2 Change in Control. Notwithstanding anything in this Plan to the contrary, in the event of a Change in Control: (i) the Participants’ Accounts shall vest as of the day immediately preceding the date of such Change in Control and shall not be subject to the forfeiture provisions of this Plan, and (ii) the Participating Employers shall, as soon as possible, but in any event within thirty (30) days, following such Change in Control, make irrevocable contributions to the Trust in an aggregate amount which, when added to the total value of the assets of the Trust at such time, equals the total amount credited to all Accounts as of the date of such Change in Control. Thereafter, the Participating Employers shall make monthly contributions to the Trust in aggregate amounts sufficient to maintain the total value of Trust assets at an amount equal to the total amount credited to all Accounts. Notwithstanding any provision of this Plan to the contrary, no action taken on or within two years following such Change in Control to amend or terminate this Plan shall be effective unless written consent thereto is obtained from a majority of the Participants.

Section 16. Requirements of Law

16.1 Governing Law. The Plan is intended to satisfy the requirements of Code section 409A and the regulations issued thereunder, and shall be construed to that end. Except as otherwise preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Texas.

Section 17. Withholding Taxes

17.1 Withholding Taxes. The Company shall have the right to deduct from all cash payments under the Plan or from a Participant’s compensation an amount necessary to satisfy any federal, state, or local withholding tax requirements.

Section 18. Investment and Funding

18.1 Trust. The benefits to be derived by Participants in the Plan will be funded through the Trust, provided, however, that any assets held by the Trust shall at all times be subject to the claims of judgment creditors of the Company.

18.2 Funding of Trust. With respect to Deferrals made under the Seven Year Option, the Participating Employers shall, promptly after Deferrals are credited to Participants’ Accounts, provide the Trust with resources in amounts equal to the amounts of such Deferrals. With respect to Deferrals made under the Retirement Option, the Participating Employers shall fund the Trust through the purchase of corporate owned life insurance or such other Trust assets as may be determined by the Committee from time to time.

18.3 Distributions from Trust. If Trust assets allocated to any Participant’s Account for a Plan Year are less than the amount required to affect a distribution to such Participant provided for in this Plan, the applicable Participating Employer will pay such difference either through the Trust or directly to the Participant. If, after all obligations to Participants hereunder have been fully satisfied, there remain assets in the Trust, such excess amounts shall be returned to the Company.

18.4 Funding and Distribution Requirements Under Certain Circumstances. The provisions of this Section 18 shall be subject to (and, if deemed to be contradicting, overridden by) the provisions of Section 15 of this Plan.

EXECUTED December 4, 2007, to be effective as of January 1, 2007 except as otherwise provided herein.

EFH Corp.

By:	/s/ Riz Chand
Riz Chand, Senior Vice President,
Human Resources

EXHIBIT “A”

PARTICIPATING EMPLOYERS

As of January 1, 2007

EFH Corp. and each of its direct and indirect

subsidiary companies.

EXHIBIT “B”

Prior Plan Provisions

The following provisions shall apply to all future Plan participation of Participants who make the one-time irrevocable election to continue to be governed by the Prior Plan Provisions in Section 9.1 of the Plan:

1. Deferral Election. The Participant may elect, irrevocably, by written notice to the Plan Administrator on an election form and in the manner prescribed by the Plan Administrator, to defer a percentage of Salary, in one percent (1%) increments not to exceed a maximum of ten percent (10%), during each Plan Year, in the Retirement Option, the Seven Year Option, or a combination thereof. Deferrals of Bonus shall not be permitted.

2. Matching Awards. The Company shall contribute to each Participant’s Account, as a Matching Award, an amount equal to one hundred percent (100%) of the amount of Salary deferred by the Participant. Such contribution shall be credited at the time of the crediting of the Salary Deferral amount to be matched.

3. Investments, Earnings and Valuation.

(a) The Trustee shall invest, as soon as administratively feasible, all contributions received for Accounts held in Trust under the Seven Year Option of the Plan in a fixed income fund of investment grade securities under investment guidelines established by the Committee. Interest received on the investments shall be reinvested in such fund. All other contributions shall be invested in accordance with investment guidelines established by the Committee.

(b) At the time of distribution, the Participant will receive his Account balance including income determined by applying the Rate.

(c) The total of all assets held by the Trustee for Accounts held in Trust will be deemed held in an unsegregated fund for valuation purposes. Each month the Trustee shall determine the value of each unit by dividing the current value of the fund by the total number of units held in all such Accounts. The value of Accounts held in Trust under the Retirement Option of the Plan shall be determined in the same manner as amounts deferred under the Seven Year Option of the Plan.

4. Forfeitures. The following provisions shall apply with respect to forfeitures in lieu of the provisions of Section 5.3 of the Plan. The amounts described below shall be forfeited from an Account as of the date upon which the forfeiture is created:

(a) Seven Year Option Forfeitures.

(i) Early Retirement. An amount equal to four percent (4%) of the total Account balance for each full year Retirement occurs prior to Normal Retirement shall be forfeited.

(ii) Termination for other than Death, Disability or Retirement. If termination of service with the Company occurs for reasons other than death, Disability, or Retirement, income on and contributions to the Matching Account shall be forfeited and income in excess of six percent (6%) per annum credited to Salary Deferrals shall be forfeited.

(b) Retirement Option Forfeitures.

(i) Early Retirement. An amount equal to four percent (4%) of the total Account balance for all non-vested Plan Years for each full year Retirement occurs prior to Normal Retirement shall be forfeited.

(ii) Termination for other than Death, Disability or Retirement. If termination of service with the Company occurs for reasons other than death, Disability, or Retirement, income earned on and contributions to the Matching Account, for Plan Years which are nonvested, shall be forfeited and income in excess of six percent (6%) per annum credited to Salary Deferrals shall be forfeited for all nonvested Plan Years.

5. Value of a Participant’s Account. The cash value of a Participant’s Account shall be determined as of the last day of the applicable Deferral Period, or, if earlier, at termination of employment.

6. Form and Timing of Distributions. The form and timing of distributions shall be subject to Section 8 of the Plan; provided, however, that the installments shall be in a fixed amount which shall amortize the value of the Participant’s Account in annual installments over the distribution period elected by the Participant under Section 8.2(b)(iii), using the Rate as a projected earnings rate of return.

7. Certain Inapplicable Provisions. The provisions of Sections 3, 4.1, 4.3, 5.1, 5.3, 6.1, 8.1(a) and 8.2(b)(iv) of the Plan shall not apply and shall be of no force or effect with respect to any portion of the Participant’s Account or his prior or future Plan participation. All of the remaining provisions of the Plan shall remain in full force and effect.